Exhibit 23.6
February 15, 2023

CONSENT OF QUALIFIED PERSON

RPS Energy Canada Ltd. (“RPS”), in connection with Albemarle Corporation’s Registration Statement on Form S-3ASR filed February 15, 2023 (the “Registration Statement”), consents to:

•the incorporation by reference of the Technical Report Summaries prepared by RPS on certain bromine reserves and resources controlled by Albemarle Corporation (the “Technical Report Summaries”), with an effective date of December 31, 2022 and dated February 15, 2023, that were prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, filed as exhibits to the Current Report on Form 8-K (the “Form 8-K”) filed February 15, 2023, into the Registration Statement;

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summaries; and

•any extracts from or a summary of the Technical Report Summaries incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summaries, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

RPS is responsible for authoring, and this consent pertains to, the Technical Report Summaries. RPS certifies that it has read the Registration Statement and that it fairly and accurately represents the information in the Technical Report Summaries for which it is responsible.

RPS Energy Canada Ltd.

By: /s/ Michael Gallup

Name: Michael Gallup
Title: Technical Director - Engineering